Exhibit 23.2
Consent of Independent Auditors
We consent to the incorporation by reference in this Registration Statement on Form S-8 of HawkEye 360, Inc. (the “Company”) of our report dated April 10, 2026, relating to the financial statements of Innovative Signal Analysis, Inc., appearing in the Form S-1, as amended, initially filed by the Company with the Securities and Exchange Commission on December 23, 2025, which is part of this Registration Statement.
/s/ Baker Tilly US, LLP
Frisco, Texas
May 8, 2026